UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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National Instruments Corporation

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NATIONAL INSTRUMENTS CORPORATION

Notice of Annual Meeting of Stockholders

May 8, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of National Instruments Corporation, a Delaware corporation (“NI”), will be held on May 8, 2012, at 9:00 a.m. local time, at NI’s principal executive offices located at 11500 North Mopac Expressway, Building C, Austin, Texas 78759 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.     To elect each of Ms. Duy-Loan T. Le and Mr. Charles J. Roesslein to the Board of Directors for a term of three years.

2.     To ratify the appointment of Ernst & Young as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.     To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 12, 2012, are entitled to receive notice of and to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received in the mail. If you received a paper copy of a proxy card by mail in response to your request for a hard copy of the proxy materials for the Annual Meeting, you may also vote by Internet, telephone, or by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose, in each case by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

/s/ David G. Hugley

Secretary

Austin, Texas

March 28, 2012

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of National Instruments Corporation, a Delaware corporation (“NI”), has made proxy materials available to you on the Internet or, upon your request, has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at NI’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2012, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at NI’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. NI’s telephone number is (512) 338-9119.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), NI is now furnishing proxy materials to NI’s stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 28, 2012.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability of proxy materials, proxy statements and annual reports. This means that only one (1) copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 11500 North Mopac Expressway, Austin, Texas 78759-3504, (512) 683-5090, requesting such copies. If a stockholder is receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on March 12, 2012 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 121,016,880 shares of NI’s common stock, $0.01 par value, were issued and outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors in Proposal One, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected. In January 2012, we amended our Corporate Governance Guidelines so that beginning with our 2013 annual meeting, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. See “Corporate Governance—Voting for Directors” for additional information on these guidelines.

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting will be required to approve Proposal Two.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or, if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

The cost of this solicitation will be borne by NI. NI may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of NI’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining (i) either the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have no effect on the election of directors in Proposal One and will have the effect of a vote against Proposal Two.

While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of the voting on Proposals One or Two.

A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the ratification of our independent registered public accounting firm in Proposal Two), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of NI or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders of NI may submit proper proposals for inclusion in NI’s Proxy Statement and for consideration at the annual meeting of stockholders to be held in 2013 by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the annual meeting of stockholders to be held in 2013, stockholder proposals must be received by the Secretary of NI no later than November 28, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, NI’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s Proxy Statement. For director nominations or other business to be properly brought before NI’s 2013 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than January 27, 2013 and no earlier than December 28, 2012. If the date of NI’s 2013 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2012 Annual Meeting, your notice of a proposal will be timely if it is received by NI by the close of business on the tenth day following the day NI publicly announces the date of the 2013 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2013 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of NI. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

NI’s Board of Directors is divided into three classes, with the term of the office of one class expiring each year. The authorized number of directors which constitutes the entire Board of Directors is currently seven, with two directors in Class I, three directors in Class II, and two directors in Class III. The terms of office of Class III directors Ms. Duy-Loan T. Le and Mr. Charles J. Roesslein will expire at the Annual Meeting. Ms. Le and Mr. Roesslein will stand for re-election to the Board of Directors at the Annual Meeting. The terms of office of Class I directors Dr. James J. Truchard and Mr. John M. Berra will expire at the 2013 annual meeting. The terms of office of Class II directors Mr. Jeffrey L. Kodosky, Dr. Donald M. Carlton and Mr. John K. Medica will expire at the 2014 annual meeting. Under the listing requirements of the Nasdaq Stock Market, a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each of Mr. Berra, Dr. Carlton, Ms. Le, Mr. Roesslein and Mr. Medica is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Vote Required; Recommendation of Board of Directors

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by NI’s Certificate of Incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for NI’s nominees named below. If any nominee of NI is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominees for Election at the Annual Meeting

The Nomination and Governance Committee, consisting solely of independent directors as determined under applicable Nasdaq listing standards, recommended the two individuals set forth in the table below for nomination by our full Board of Directors. Based on such recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Name of Nominee	Age	Position/Principal Occupation	Director Since
Charles J. Roesslein (1) (3)	63	Director; Former Chairman of the Board of Directors and President of Prodigy Communications Corporation	2000
Duy-Loan T. Le (2)	49	Director; Senior Fellow of Texas Instruments, Inc.	2002

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nomination and Governance Committee

Charles J. Roesslein has been a member of NI’s Board of Directors since July 2000. Since 2004, Mr. Roesslein has been Chief Executive Officer of Austin Tele-Services, LLC, which is in the secondary market for telecom and IT assets. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of Atlantic Tele-Network, Inc., a publicly traded company.

The Board concluded that Mr. Roesslein should be nominated and serve as a director since he brings a wealth of financial and executive experience to the Board including extensive experience in the development of large accounts while serving Southwestern Bell Corporation’s customers. He also has a strong financial background having served as Vice President and Chief Financial Officer of Southwestern Bell Publications and as Vice President and Chief Financial Officer of Southwestern Bell Telephone Company. Mr. Roesslein has an extensive high level background in the telecom industry and in telecom technologies.

Duy-Loan T. Le has been a member of NI’s Board of Directors since September 2002. During her continuing 29-year career at Texas Instruments, Inc. (“TI”), in 2002, Ms. Le became the first woman at TI elected to the rank of Senior Fellow. Prior to this role, she held leadership positions throughout TI. Since 2000, she has been Digital Signal Processor (DSP) Advanced Technology Ramp Manager at TI, with responsibilities which include assisting with product execution on advanced technology nodes such as 180nm, 130nm, 90nm, 65nm, 40nm, and 28nm. Ms. Le is currently responsible for technology readiness and product execution for TI’s multibillion-dollar digital business. Ms. Le has been awarded 24 patents and has 7 pending applications. She holds a bachelor’s degree in Electrical Engineering from the University of Texas at Austin (“UT Austin”) and a master’s degree in Business Administration from the University of Houston.

The Board concluded that Ms. Le should be nominated and serve as a director since she has extensive experience managing platform-based product development. At TI, she oversees the definition of technology requirements, leads technology qualifications with the development teams, and directs execution to achieve functionality, performance, power, yield, quality, reliability and capacity goals to enable successful product launch and ramp. She has managed global R&D centers for TI; these teams span multiple countries, disciplines, businesses, and organizations across TI. She has 20 years of process manufacturing experience. These skills and knowledge are relevant for NI’s business.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position/Principal Occupation	Director Since
James J. Truchard	68	Chairman of the Board of Directors and President of NI	1976
John M. Berra (1) (2) (3)	64	Director; Former Chairman of Emerson Process Management and Executive Vice President of Emerson Electric Company	2010
Jeffrey L. Kodosky	62	Director; Fellow of NI	1976
Donald M. Carlton (1) (3)	74	Director; Former President and Chief Executive Officer of Radian International LLC	1994
John K. Medica (2)	53	Director; Former Senior Vice President and Co-Leader, Product Group at Dell, Inc.	2008

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nomination and Governance Committee

James J. Truchard, PhD co-founded NI in 1976 and has served as its President and Chairman of the Board of Directors since inception. From 1963 to 1976, Dr. Truchard worked at the Acoustical Measurements Division at Applied Research Laboratories (“ARL”) at UT Austin, as Research Scientist and later Division Head. Dr. Truchard received his PhD in Electrical Engineering, his master’s degree in Physics and his bachelor’s degree in Physics, all from UT Austin.

The Board concluded that Dr. Truchard should serve as a director since he is a founder and large stockholder of NI and has pioneered the development of virtual instrumentation software and hardware. Further, the Board recognizes that under Dr. Truchard’s leadership as a Board member and as CEO, he has inspired innovation, growth, and expansion over a period of over 30 years to make NI a highly successful, worldwide enterprise while maintaining an entrepreneurial spirit.

John M. Berra has been a member of NI’s Board of Directors since May 2010. From October 2008 through September 2010, Mr. Berra served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and as Executive Vice President of Emerson Electric Company. From 1997 until 2008, he served as President of Emerson Process Management. Mr. Berra has diversified experience in global business, strategic planning, technology, organizational planning and acquisitions. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and, thereafter, continued assuming more prominent roles in the organization until 1997, when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company. Mr. Berra is currently a director of Ryder System, Inc., and serves as a member of that company’s compensation committee, and as a member of its finance committee.

The Board concluded that Mr. Berra should serve as a director due to his significant executive level experience at leading corporations Emerson and Monsanto. In particular, as President of Emerson Process Management, he was chief executive of a $6.7-billion dollar global corporation. He has extensive experience growing large accounts and broad based sales and marketing experience concentrated in a number of markets. He also has extensive experience in hardware development of measurement products and control systems and software dealing with PC software and embedded applications.

Jeffrey L. Kodosky co-founded NI in 1976 and has been a member of NI’s Board of Directors since that time. He was appointed Vice President of NI in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000, he has held the position of Business and Technology Fellow. Prior to 1976, he was employed at ARL, UT Austin. Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

The Board concluded that Mr. Kodosky should serve as a director since he is a founder of NI, a highly respected mentor in the NI global R&D organization and he continues to chart new directions for NI’s flagship product, LabVIEW. Mr. Kodosky has developed more than 30 patented LabVIEW technologies and his ongoing work has helped NI grow this software into an award-winning industry programming environment that addresses a variety of industries and application areas.

Donald M. Carlton, PhD, has been a member of NI’s Board of Directors since 1994. From February 1996 until December 1998, Dr. Carlton served as the President and Chief Executive Officer of Radian International LLC, and from 1969 until January 1996, Dr. Carlton served as President and Chairman of the Board of Radian Corporation, both of which are environmental engineering firms. Dr. Carlton received his bachelor’s degree in Chemistry from the University of St. Thomas and his PhD in Chemistry from UT Austin. Dr. Carlton is a former director of American Electric Power and Temple-Inland, Inc., publicly traded companies.

The Board concluded that Dr. Carlton should serve as a director since he has a broad background as an executive and has significant experience in sales which is key to NI. He also has experience in the development of large accounts, marketing strategies, chemical process development, supply chain and inventory management, accounting and compliance with SEC matters, all of which skills the Board believes are important to have represented on the NI Board.

John K. Medica has been a member of NI’s Board of Directors since 2008. He retired as Senior Vice President and Co-Leader, Product Group from Dell Inc. in April 2007. In 1993, Mr. Medica joined Dell as Vice President, Portable Systems. During 1996, he served as President and Chief Operating Officer of Dell’s Japan division. He returned to the U.S. in August 1997 as Vice President, Procurement, and later served as Vice President, Web Products Group, and Vice President and General Manager, Transactional Product Group. Prior to joining Dell, he served as Project Leader for the Macintosh II, Director of the Macintosh CPU Projects Group and Senior Director of PowerBook Engineering with Apple Computer. Mr. Medica received his bachelor’s degree in Electrical Engineering from Manhattan College, and his master’s degree in Business Administration from Wake Forest University. Mr. Medica is currently a director of Compal Electronics, Inc., a publicly traded company.

The Board concluded that Mr. Medica should serve as a director since he has an extensive background with global sales management matters having managed Dell’s Japanese based global accounts. In particular, he has experience with consumer, small business, corporate, and governmental accounts. He is also experienced in a range of other management functions including marketing and sales force management activities, hardware and software development, new product operations, supply chain management, manufacturing facilities and human resources through developing executive talent management programs.

There is no family relationship between any director, director nominee or officer of NI.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of NI’s common stock as of the Record Date (i) by all persons known to NI, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of NI’s common stock, (ii) by each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) by each director and director nominee, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity	Number of Shares (1)	Approximate Percentage Owned (2)
James J. Truchard 11500 North Mopac Expressway Austin, Texas 78759	24,094,882(3)	19.91%
Brown Advisory Holdings, Inc 901 South Bond Street, Suite 400 Baltimore, Maryland 21231	14,345,152(4)	11.91%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	7,791,489(5)	6.5%
Royce & Associates 745 Fifth Avenue New York, New York 10151	6,099,951(6)	5.07%
Jeffrey L. Kodosky 11500 North Mopac Expressway Austin, Texas 78759	3,333,787(7)	2.75%
Donald M. Carlton	61,280(8)	*
Charles J. Roesslein	91,511(9)	*
Duy-Loan T. Le	67,332(10)	*
John K. Medica	26,170(11)	*
John M. Berra	8,884(12)	*
Alexander M. Davern	93,488(13)	*
Peter Zogas, Jr.	137,295(14)	*
Phillip D. Hester.	8,957(15)	*
All executive officers and directors as a group (10 persons)	27,922,086(16)	23.03%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 121,016,880 shares of common stock outstanding on March 12, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 12, 2012, including restricted stock units (“RSUs”) and/or shares issuable upon the exercise of options that are vested or vest on or within 60 days of March 12, 2012.

(3)	Includes 22,142,639 shares held in two trust accounts for which Dr. Truchard is the trustee, 1,875,000 shares held in a limited partnership for which Dr. Truchard is the general partner, and 77,243 shares held by a non-profit corporation of which Dr. Truchard is president.

(4)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 2, 2012, reflecting beneficial ownership as of December 31, 2011. The Schedule 13G/A states that Brown Advisory Holdings, Inc. and its subsidiaries have sole voting power with respect to 9,632,430 shares of common stock and shared investment power with respect to 14,345,152 shares of common stock.

(5)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 10, 2012, reflecting beneficial ownership as of December 31, 2011. The Schedule 13G/A states that Capital World Investors has sole voting power with respect to 7,791,489 shares of common stock and sole investment power with respect to 7,791,489 shares of common stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on January 19, 2012, reflecting beneficial ownership as of December 31, 2011. The Schedule 13G states that Royce & Associates, LLC has sole voting power with respect to 6,099,951 shares of common stock and sole investment power with respect to 6,099,951 shares of common stock.

(7)	Includes an aggregate of 1,286,708 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 207,383 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 129,525 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 13,501 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 113,017 shares held in 16 trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 791,827 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. (Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total 3,333,787 shares.)

(8)	Includes 26,250 shares subject to options exercisable and 5,305 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(9)	Includes 37,500 shares subject to options exercisable and 5,305 shares subject to RSUs which vest on or within 60 days of March 12, 2012, and 1,500 shares held by Mr. Roesslein’s son.

(10)	Includes 15,000 shares subject to options exercisable and 5,305 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(11)	Includes 5,305 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(12)	Includes 5,164 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(13)	Includes 30,000 shares subject to options exercisable and 18,892 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(14)	Includes 48,000 shares subject to options exercisable and 13,911 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(15)	Includes 8,931 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

(16)	Includes 156,750 shares subject to options exercisable and 68,118 shares subject to RSUs which vest on or within 60 days of March 12, 2012.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors of NI held a total of nine meetings during 2011. The Board of Directors has a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. NI encourages, but does not require, its board members to attend NI’s annual stockholders meeting. In 2011, all directors, with the exception of Ms. Le and Mr. Medica, attended NI’s annual stockholders meeting.

Board Leadership Structure

The Board of Directors believes that NI’s Chief Executive Officer, Dr. Truchard, is best situated to serve as Chairman because he is the director most familiar with NI’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Dr. Truchard is also a founder of NI and NI’s largest stockholder. The Board’s independent directors and management directors have different perspectives and roles in strategic development. NI’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer and the other management director bring company-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. NI does not have a lead independent director.

The NI Board oversees risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for NI’s executive officers and other employees. The full Board of Directors receives reports on various risk related items at each of its regular meetings including risks related to NI manufacturing operations, intellectual property, taxes, products and employees. The Board also receives periodic reports on NI’s efforts to manage such risks through safety measures, insurance or self-insurance.

Communications to the Board of Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board of the Directors will be reviewed by NI’s General Counsel or his designee, who will forward such correspondence to the appropriate members of the Board of the Directors.

Audit Committee

The Audit Committee, which currently consists of directors Donald M. Carlton, Charles J. Roesslein, and John M. Berra, met eight times during 2011. The Audit Committee appoints, compensates, retains and oversees the engagement of NI’s independent registered public accounting firm, reviews with such independent registered public accounting firm the plan, scope and results of their examination of NI’s consolidated financial statements and reviews the independence of such independent registered public accounting firm. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risks to NI, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews NI’s compliance with matters relating to environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by NI regarding accounting, internal accounting controls or auditing matters and for NI employees to submit concerns regarding such matters on a confidential and anonymous basis. The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that each of Dr. Carlton and Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is available on NI’s website at

http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Nomination and Governance Committee

The Nomination and Governance Committee, which currently consists of directors Charles J. Roesslein, Donald M. Carlton, and John M. Berra, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met two times during 2011. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairpersons, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination and Governance Committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The Nomination and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nomination and Governance Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. The Nomination and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. NI does not pay any third party to identify or assist in identifying or evaluating potential nominees. The charter of the Nomination and Governance Committee is available on NI’s website at

http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Compensation Committee

The Compensation Committee, which currently consists of directors Duy-Loan T. Le, John M. Berra, and John K. Medica each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met six times during 2011. The charter of the Compensation Committee is available on NI’s website at

http://www.ni.com/nati/corporategovernance/composition_charters.htm.

The Compensation Committee seeks input from NI’s President and Chief Executive Officer, Dr. Truchard, when discussing the performance of, and compensation levels for, executives other than himself. The Compensation Committee also works closely with Dr. Truchard and NI’s vice president of human resources and others as required in evaluating the financial, accounting, tax and retention implications of NI’s various compensation programs. The vice president of human resources regularly attends the meetings of the Compensation Committee and, at such meetings, provides advice on compensation matters to the Compensation Committee. The vice president of human resources also provides guidance to the Compensation Committee concerning compensation matters as they relate to NI’s executive officers. Neither Dr. Truchard, the vice president of human resources, nor any of NI’s other executives participates in deliberations relating to his own compensation.

Under the terms of its charter, the Compensation Committee establishes the compensation of NI’s Chief Executive Officer, evaluates the performance of NI’s executive officers, and establishes the salaries and cash bonus compensation of the executive officers based on recommendations of the Chief Executive Officer. The Compensation Committee also periodically examines NI’s compensation structure to evaluate whether NI is rewarding its officers and other personnel in a manner consistent with sound industry practices and makes recommendations on such matters to NI’s management and Board of Directors. The Compensation Committee also has oversight responsibility for NI’s 2010 Incentive Plan, 2005 Incentive Plan, Employee Stock Purchase Plan and Amended and Restated 1994 Incentive Plan. The Board of Directors may by resolution prescribe additional authority and duties to the Compensation Committee.

The Compensation Committee’s charter does not contain a provision providing for the delegation of its duties to other persons. The Compensation Committee has not delegated any of its authority.

Prior to 2011, NI had not historically utilized compensation consultants in determining or recommending the amount or form of executive compensation. As discussed in the “Compensation Discussion and Analysis,” NI uses survey information and compares its executive compensation levels with those of other technology companies in such survey that NI believes to be comparable in terms of market capitalization and annual revenue. In July 2011, the Compensation Committee engaged Frederic W. Cook & Co. as a compensation consultant to review NI’s overall executive compensation structure and to perform an analysis and assessment of NI’s compensation processes, methodologies and practices to evaluate their effectiveness and alignment with NI’s compensation philosophy and objectives.

Voting for Directors

Beginning with NI’s annual meeting of stockholders to be held in 2013, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote.

The Nomination and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making this recommendation, the Nomination and Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to NI, whether by accepting such resignation NI will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of NI and its stockholders.

The Board will promptly act on the Nomination and Governance Committee’s recommendation no later than 90 days following its receipt of such recommendation. In considering the Nomination and Governance Committee’s recommendation, the Board will consider the factors considered by the Nomination and Governance Committee and such additional information and factors the Board believes to be relevant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the “Compensation Committee” section and do not include any NI executive officers. During 2011, no NI executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on NI’s Compensation Committee. During 2011, no NI executive officer served on the compensation committee (or equivalent) of another entity whose executive officer(s) served as a member of the NI Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

NI had no related party transactions within the meaning of applicable SEC rules for the year ended December 31, 2011.

Policy and Procedures for Review, Approval, or Ratification of Related Party Transactions

Pursuant to its written charter, the Audit Committee is responsible for reviewing NI’s policies relating to the avoidance of conflicts of interests and past or proposed transactions between NI, members of the Board of Directors of NI, and management. NI considers “related person transactions” to mean all transactions involving a “related person,” which under SEC rules means an executive officer, director or a holder of more than five percent of NI’s common stock, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

In any transaction involving a related person, NI’s Audit Committee would consider the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related person; the risks, costs and benefits of the transaction to NI; whether any alternative transactions or sources for comparable services or products are available; and, in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on such director’s independence.

After considering such facts and circumstances, NI’s Audit Committee determines whether approval, ratification or rescission of the related person transaction is in NI’s best interests. NI’s Audit Committee believes that all employees and directors should be free from conflicting interests and influences of such nature and importance as would make it difficult to meet their applicable fiduciary duties and loyalty to NI, and reviews all related party transactions against the foregoing standard.

NI’s written policies and procedures for review, approval or ratification of transactions that pose a conflict of interest, including related person transactions, are set forth in its Code of Ethics, which contains, among other policies, a conflicts of interest policy for all employees, including NI’s executives, and a conflicts of interest policy for non-employee directors.

Under NI’s written conflicts of interest policy applicable to all employees, including NI’s executives, every employee is required to report to NI’s President any information regarding the existence or likely development of conflicts of interest involving themselves or others within NI. While NI provides examples of potential conflicts of interests, such as investments in enterprises that do business with NI, compensation for services to any person or firm which does business with NI, or gifts and loans and entertainment from any person or firm having current or prospective dealings with NI, the policy applicable to employees expressly states that the examples provided are illustrative only and that each employee should report any other circumstance which could be construed to interfere actually or potentially with loyalty to NI. Transactions involving potential conflicts of interests for employees are reviewed by NI’s President, who makes a determination as to whether there exists any conflict of interest or relationship which violates NI’s policies and the appropriate actions to take with respect to such relationship. NI’s General Counsel reports to the Audit Committee the conflict of interest reports received and acted upon by the President. In the event a report was received concerning a potential conflict of the President or a member of the Board of Directors, the Audit Committee would review such matter.

The written conflicts of interest policy applicable to all non-employee directors is substantially similar to the conflicts of interest policy applicable to NI employees, with the exception that every non-employee director is required to report potential conflict of interest situations to the Audit Committee, which is responsible for making the determination as to whether there exists any conflict of interest or relationship which violates such policy. If the Audit Committee determines that a conflict of interest exists, the non-employee director involved will be required to dispose of the conflicting interest to the satisfaction of the Audit Committee.

BOARD COMPENSATION

Determining Compensation for Non-Employee Directors in 2011

The Board of Directors, upon the recommendation of the Nomination and Governance Committee, sets non-employee directors’ compensation with the goal of retaining NI’s directors and attracting qualified persons to serve as directors. In developing its recommendations, the Nomination and Governance Committee considers director compensation at comparable publicly-traded companies and aims to structure director compensation in a manner that is transparent and easy for stockholders to understand.

The compensation of non-employee directors for the fiscal year ended December 31, 2011 is set forth in the table below.

Director Compensation

For Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Total
James J. Truchard (2)	$—	$—	$—	$—
Jeffrey L. Kodosky (3)	—	—	—	—
Donald M. Carlton	67,500	119,996	—	187,496
Charles J. Roesslein	62,500	119,996	—	182,496
Duy-Loan T. Le	65,000	119,996	—	184,996
John K. Medica	60,000	119,996	—	179,996
John M. Berra	60,000	119,996	—	179,996

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for 2011 in accordance with FASB ASC 718. These dollar amounts reflect the aggregate grant date fair value for these stock awards and may not correspond to the actual value that will be recognized by the directors. The grant date fair value of each award is expensed monthly based on the estimated vesting period of the corresponding grant, which is 36 months. Grant date fair value is calculated using the closing price of the day immediately preceding the date of grant multiplied by the number of RSUs granted. In 2011, Mr. Carlton, Mr. Roesslein, Ms. Le, Mr. Medica, and Mr. Berra were each granted 4,332 RSUs. The grant date fair value of each RSU grant was based on the June 13, 2011 closing price of $27.70 per share. These RSUs vest over a three-year period with 1/3rd of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year.

(2)	As an employee director, Dr. Truchard does not receive any additional compensation for his service as a director. His employee compensation is included in the Summary Compensation Table.

(3)	As an employee director, Mr. Kodosky does not receive any additional compensation for his service as a director. Mr. Kodosky is a Business and Technology Fellow, but not a named executive officer, as such term is defined under Item 402(a)(3) of Regulation S-K. Pursuant to SEC rules, the compensation that a director receives for services as a Business and Technology Fellow does not need to be reported in the table for Director Compensation.

Discussion of Director Compensation

In 2011, the annual compensation for NI’s non-employee directors was comprised of cash compensation in the form of an annual retainer, committee chair retainer and equity compensation in the form of RSUs. Each of these components is described below. An NI employee director does not receive any additional compensation for his service as a director.

Annual Board/Committee Retainer Fees

Non-employee directors received an annual cash retainer of $60,000 per year, with the Audit Committee Chair being paid an additional $7,500 annual retainer, the Compensation Committee Chair being paid an additional $5,000, and the Nomination and Governance Chair being paid an additional $2,500.

Non-Employee Director Reimbursement Practice

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Restricted Stock Unit Awards

Under NI’s 2010 Incentive Plan, non-employee directors are eligible to receive RSU grants.

EXECUTIVE OFFICERS

The following table sets forth information concerning the persons serving as executive officers of NI as of the Record Date, including information as to each executive officer’s age, position with NI and business experience. Officers of NI serve at the discretion of the Board.

Name of Executive Officer	Age	Position
James J. Truchard	68	Chairman of the Board of Directors and President
Alexander M. Davern	45	Chief Operating Officer, Executive Vice President, Chief Financial Officer, and Treasurer
Peter Zogas, Jr.	51	Senior Vice President, Sales and Marketing
Phillip D. Hester.	56	Senior Vice President, Research and Development

See “Election of Directors” for additional information with respect to Dr. Truchard.

Alexander M. Davern joined NI in February 1994 and currently serves as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer. He previously served as NI’s Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010; as Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland.

Peter Zogas, Jr. joined NI in 1985 and currently serves as Senior Vice President, Sales and Marketing. He previously served as NI’s Vice President, Sales from July 1996 to December 2002. His earlier positions with NI include National Sales Manager, Business Development Manager, Regional Sales Manager, and Sales Engineer. Prior to joining NI, Mr. Zogas worked as an engineer at TI and, prior to that, at AT&T. Mr. Zogas received his bachelor’s degree in Electrical Engineering from Drexel University.

Phillip D. Hester joined NI in 2009 and serves as Senior Vice President of Research and Development. He previously served as the Senior Vice President and Chief Technology Officer at Advanced Micro Devices (AMD) from September 2005 to May 2008. Prior to AMD, he spent more than two decades working in a variety of leadership and management roles at IBM, including Chief Technology Officer and Vice President of Systems and Technology for the PC division and General Manager of the Systems and Technology division, where he oversaw 1,500 employees globally. Mr. Hester is also an entrepreneur, having founded a company that develops and manufactures easy-to-deploy server and storage technology for original equipment manufacturers. He has been a Director of ON Semiconductor since August 2006, and chairs the Science and Technology committee. Mr. Hester received both his bachelor’s and master’s degrees in Electrical Engineering from UT Austin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

NI’s philosophy towards compensation for its principal executive officer, principal financial officer and its other two executive officers who were serving at the end of 2011 reflects the following principles:

•	Total compensation opportunities should be competitive. NI believes that its total compensation programs should be competitive so that NI can attract, retain and motivate talented executives.

•

Total compensation should be related to NI’s performance.    NI believes that a significant portion of its executives’ total compensation should be directly linked to achieving specified financial objectives that NI believes will create stockholder value.

•

Total compensation should be related to individual performance.    NI believes that executives’ total compensation should reward individual performance achievements and encourage individual contributions to NI’s performance.

•

Equity awards help executives think like stockholders.    NI believes that executives’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive’s long-term interest in NI’s overall performance and thereby align the interests of the executive with the interests of NI’s stockholders.

•

NI’s overall amount of equity awards should be related to its revenue growth.    NI believes that its use of equity awards must be sensitive to the dilutive impact that such equity compensation will have on its stockholders. As a result, NI’s overall amount of equity awards for each year is linked to its revenue growth.

•

The same compensation programs should generally apply to both executive and non-executive employees whenever possible.    NI values the contributions of all employees and, to the extent practicable, NI designs its compensation programs to apply to all employees. NI seeks to minimize the number of compensation programs that apply only to its executives and disfavors the use of executive perks.

Determining Executive Compensation

In establishing NI’s overall program for executive compensation, the Compensation Committee works closely with NI’s senior management, including its Chief Executive Officer and Vice President of Human Resources. However, NI’s executives do not participate in any Board or Compensation Committee deliberations relating to their own compensation. In July 2011, the Compensation Committee engaged Frederic W. Cook & Co. as a compensation consultant to review NI’s overall executive compensation structure and perform an analysis and assessment of NI’s compensation processes, methodologies and practices to evaluate their effectiveness and alignment with NI’s compensation philosophy and objectives (as outlined above). Other than this engagement, this consulting firm did not provide any other services to NI during 2011 or prior years. As part of its analysis, the consulting firm reviewed compensation trends and developments, compensation levels for a number of companies that were comparable to NI in terms of market capitalization, industry focus, revenue size and number of employees (including the Radford data used by NI in prior years as described below), NI executive compensation levels and certain disclosure and regulatory requirements. As a result of its analysis, Frederic W. Cook & Co., concluded that NI’s compensation program was highly effective, enabled NI to attract and retain leadership talent and that the program was comprehensively tailored to NI’s business model, culture and philosophy. The Compensation Committee considered the consultant’s work in establishing executive compensation levels for 2012. Following the completion of the consulting engagement, the Compensation Committee agreed to utilize a compensation consultant at least once every three years.

As described below, NI utilizes survey information to help determine whether the total compensation package for its executives is competitive with comparable companies. NI exercises judgment in allocating compensation among specific programs in view of its overall compensation philosophy, objectives, business results and risk assessment.

For the past several years, the Compensation Committee has utilized data from Radford Surveys, a leading worldwide provider of survey information regarding executive compensation of technology companies. In setting compensation levels for 2011, the Radford data which was utilized included executive compensation information of public and private companies in the high technology industry that had annual revenues ranging from $500 million to $1.5 billion. Based in part upon the recommendation from Frederic W. Cook & Co., starting in October 2011, NI excludes data from private companies in the Radford survey and only considers data related to public companies. NI believes the information from public companies in such revenue range is appropriate because it affords an adequate sample size of comparable high technology companies and because the average annual revenue of the companies in such range is comparable to NI’s annual revenue. NI compares the compensation of its executive officers with that of the executive officers in the Radford survey as a whole rather than any individual company within such survey.

NI believes that total compensation at or around the 50th percentile of the peer companies provided in the Radford survey as a group is the appropriate starting point for benchmarking the compensation of its executives. Though NI uses such 50th percentile as a reference point, NI does not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, NI structures a total compensation package in view of the comparative information and such other factors specific to the individual, including level of responsibility, prior experience, expectations of future performance and assessment of risk as it relates to employee motivation and employee retention. NI uses information obtained from Radford to test for reasonableness and competitiveness of its compensation package as a whole, but exercises judgment in allocating compensation among executives and within each element of an individual’s total compensation package. Other than the use of the Radford survey described above, NI does not use peer group executive compensation information. Set forth on Exhibit A is each of the companies that are covered by the relevant portion of the Radford information utilized by NI for 2011 compensation purposes.

For 2011, the actual total compensation paid to NI’s executive officers was between the 25th percentile and the 50th percentile of the peer companies in the Radford data. Excluding NI’s Chief Executive Officer, the actual total compensation paid to NI’s executive officers for 2011 was between the 50th percentile and the 60thpercentile in the Radford data.

NI does not have specific policies for allocating between long-term and currently paid out compensation nor policies for allocating between cash and non-cash compensation, and among different forms of non-cash compensation. Each NI executive (other than the CEO) may receive a mix of compensation comprised of base salary, discretionary bonuses, performance-based bonus, equity awards and service-based bonus. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. At his request, NI’s CEO, who is a founder of the company and NI’s largest stockholder, receives a base salary of $1 and does not participate in the executive bonus programs or receive equity awards.

With respect to the Annual Incentive Program, (“AIP”), each executive participates at a target level equal to either 20% or 30% of the executive’s base salary. The amount of cash bonus under the AIP ultimately paid depends on the extent to which the performance goals of each executive are achieved, in each case subject to adjustment at the discretion of the Compensation Committee.

As described in greater detail below under “Analysis of Elements of Executive Compensation,” the Compensation Committee considers both NI performance and individual performance when determining the level of compensation for a number of the elements of executive compensation. For example, in determining the grants of RSUs and any increases in base salary, the Compensation Committee takes into consideration, among other things, the prior individual performance of an executive officer, as well as NI’s performance. Similarly, the AIP is an “at risk” bonus program designed to induce NI’s executive officers to accomplish a set of goals based upon individual performance and NI’s business goals and reflects NI’s philosophy that total compensation should be related both to individual performance and NI’s performance. Amounts, if any, awarded under the discretionary cash program are determined solely on individual performance. For some of NI’s other elements of executive compensation, such as the annual company cash performance bonus program, NI’s performance as a whole is determinative of the compensation payable to the participants. The Compensation Committee believes that the various elements of executive compensation work together to promote NI’s objective that total compensation should be related both to individual performance and NI’s performance.

Elements of Executive Compensation

The components of NI’s executive compensation for 2011 were as follows:

•	Base salary;
•	Annual company cash performance bonus program;
•	AIP for executives;
•	Discretionary cash bonus program;
•	RSU grants under the NI 2010 Incentive Plan; and
•	Service award cash bonus program.

A broad base of NI’s employees participate in the compensation programs enumerated above with the exception of the AIP for executives. In addition, NI’s Senior Vice President, Sales and Marketing, participates in a sales commission program based upon growth and profitability performance measures approved by the Compensation Committee.

NI’s executive and non-executive employees who meet the relevant eligibility requirements may also participate in the following programs:

•

Employee stock purchase plan.    This plan is a tax-qualified plan pursuant to which most employees can purchase NI stock at a 15% discount to the market price. Under this plan, a participant can invest a maximum amount equal to 15% of base salary and commissions, provided that such amount cannot exceed $25,000 in any year.

•

A tax-qualified, employee-funded 401(k) plan.    NI makes matching contributions under the plan in an amount equal to 50% of the amount of the employee’s contribution up to 6% of the employee’s base salary. The plan does not permit the purchase of shares of NI common stock.

•	Health and welfare benefits. Under this plan, the cost to NI is dependent on the level of benefits coverage an employee elects.

NI seeks to reward shorter-term performance through base salary, its annual bonus programs and its discretionary bonus program. Longer-term performance is incentivized through RSU grants and the service award program.

Analysis of Elements of Executive Compensation

Base Salary

NI’s goal is to provide its executives with competitive base salaries. NI uses independent survey information to help evaluate the reasonableness and competitiveness of its base salaries. In 2011, NI also considered the analysis conducted by the consultant retained by the Compensation Committee. NI determines base salary for each executive based on the level of job responsibilities, consideration of the prior performance of the executive and the company, the executive’s experience and tenure, consideration of the expected future contributions of the executive, the business risk presented to NI in the event the executive were to leave the employ of the company, and general compensation trends and practices in the technology industry, including pay levels and programs provided by comparable companies. In setting base salaries, NI does not utilize any particular formula but instead exercises judgment in view of its overall compensation philosophy and objectives. Individual base salaries are reviewed annually. After consideration of the factors described above, the base salaries for two of our named executive officers were increased by an average of approximately 3% in October 2011 compared to the prior fiscal year, which increases were in line with the budget for salary increases of 3% for our overall employee base. One of our other named executives was promoted to Chief Operating Officer during 2011 and received a base salary increase of approximately 12% in October 2011 to adjust such executive’s salary to be more in line with the Radford survey data for such position. At his request, our CEO receives a base salary of $1 per year.

Annual Company Cash Performance Bonus Programs

NI rewards achievement of shorter term performance objectives through its cash bonus programs described below:

Annual Company Cash Performance Bonus Program. NI maintains a cash performance bonus program under which substantially all regular full-time and part-time employees, including executives,

participate (the “Annual Performance Bonus Program”). To receive the maximum payout under the plan, NI must achieve pre-determined goals for revenue growth and profitability. These goals, as provided in the plan, were 40% year over year organic revenue growth and 18% operating profit as a percent of revenue. The same goals apply to all participants in the plan including executive and non-executive employees. The amount of the Annual Performance Bonus Program is based on a bonus payment percentage multiplied by the eligible earnings of each participant. Eligible earnings include base salary, overtime pay and commissions but exclude bonuses, equity awards, relocation payments and previous cash performance bonus payments. The bonus payment percentage for executives is determined by multiplying 40% by two variables: (x) NI’s actual organic revenue growth divided by the targeted level of revenue growth of 40% and (y) NI’s actual operating profit as a percentage of revenue multiplied by the target operating profit of 18%. The bonus payments percentage for non-executives was determined in the same manner except that the “multiplier” is 15% not 40%. Expressed as a formula, the bonus calculation for executives is as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Operating Profit	X	.40 = Bonus Percentage
.40		.18

For fiscal 2011, NI’s named executives received individual payments under the Annual Performance Bonus Program in the range of approximately $46,793 to $57,822. Amounts under the Annual Performance Bonus Program are customarily made in two payments, one in the fourth quarter and the other upon the completion of the annual financial statement audit in the first quarter of the following year.

Annual Incentive Program.    NI maintains an AIP under which only officers and Business and Technology Fellows and Research and Development Fellows participate. Dr. Truchard, NI’s President and Chief Executive Officer, does not participate in the program. Under this program, payments are made to executive officers based upon the achievement of individual performance criteria and NI business goals approved by the NI Board and NI’s President. Program participants are designated by NI’s President and approved by the Compensation Committee. The participants under the AIP and the AIP goals are determined annually.

The AIP is intended to increase stockholder value and promote NI’s success by providing incentive and reward for the accomplishment of key objectives by NI executives. Under the AIP, an executive is eligible to receive a target amount equal to 30% of base salary for Executive Vice Presidents and Senior Vice Presidents (or, in case of the Senior Vice President of Sales and Marketing, salary plus targeted commission) and a target of 20% of base salary for Vice Presidents, Business and Technology Fellows, and Research and Development Fellows. For the purposes of the AIP, the base salary amount to be used is set by the Compensation Committee at the time the goals are approved. Payments are made based on whether the individual executive has achieved his or her specified objectives for the year. Each executive typically has five or six objectives that are targeted to reward achievements in the executive’s functional area or NI business goals. The objectives for NI’s executive officers are presented to and approved by NI’s President and then submitted for approval each year to the NI Board. The amount of the bonus for an executive officer which is allocated to each specific objective is approved each year by the Compensation Committee.

With respect to NI’s executive officers, following the end of NI’s fiscal year, NI’s President and the Compensation Committee meet to determine whether the objectives of each executive officer were attained and then approve or disapprove the payment of the annual incentive amounts based upon the achievement of such objectives and the discretion of NI’s President and the Compensation Committee. NI’s President and the Compensation Committee, acting together, have the discretion to pay all or a portion of an amount to an AIP participant even if such participant did not meet a particular objective if the President and the Compensation Committee believe that such payment is appropriate to achieve the objectives of the program. No discretion was used under the AIP with respect to awards in fiscal 2011.

For fiscal 2011, NI made cash bonus payments to named executives under the AIP that ranged from approximately $88,110 to $93,852 per executive.

Under the AIP, the Compensation Committee has the discretion to make payments of any cash incentive bonus in the fourth quarter of the calendar year based upon projected achievement levels (“Estimated Payment”) rather than waiting until the following calendar year. The payment of an Estimated Payment is subject to reconciliation after our books have been closed and audited. If the Estimated Payment is less than the final amount due to the AIP participant, an additional payment equal to the amount of the shortfall shall be made to such participant. If the Estimated Payment is more than the final amount due to the AIP participant, such participant shall remit to us the amount of the overpayment.

The tables below set forth the performance criteria, potential awards and actual awards under the AIP as well as the weightings assigned to the objectives for 2011 for each of the named executives, except Dr. Truchard, NI’s President and Chief Executive Officer, who does not participate in the program:

2011 Annual Incentive Program Goals and Awards for the Named Executives

Alexander Davern, Chief Operating Officer, Chief Financial Officer, Executive Vice President and Treasurer
2011 Officer Bonus Goals	% Goal Weighting	Goal Value (2)	2011 Actual Payout
1) Achieve budgeted year over year revenue growth target (1)	25%	$28,125	$23,539
2) Achieve order growth(1)	25%	$28,125	$42,188
3) Achieve operating margin goal(1)	30%	$33,750	$—
4) Achieve worldwide system on time delivery goal(1)	10%	$11,250	$11,250
5) Achieve cost reduction goal(1)	10%	$11,250	$16,875
Total	100%	$112,500	$93,852

(1) NI is not disclosing the specific target level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable. The maximum award amount for each goal is 100% of the goal value except for goals related to revenue and cost reduction which have a maximum award amount of 150% of the goal value.

(2) Under the AIP, Mr. Davern was eligible to receive a maximum amount of $112,500, which was equal to 30% of $375,000, his base salary as of January 1, 2011.

Peter Zogas, Senior Vice President, Sales & Marketing
2011 Officer Bonus Goals	% Goal Weighting	Goal Value (2)	2011 Actual Payout
1) Achieve order growth(1)	40%	$37,200	$55,800
2) Achieve revenue growth(1)	20%	$18,600	$16,275
3) Achieve country revenue growth(1)	10%	$9,300	$—
4) Achieve expense management goals(1)	10%	$9,300	$6,975
5) Achieve organizational goals(1)	10%	$9,300	$—
6) Achieve worldwide hiring goals(1)	10%	$9,300	$9,300
Total	100%	$93,000	$88,350

(1) NI is not disclosing the specific target level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable. The maximum award amount for each goal is 100% of the goal value except for goals related to revenue which have a maximum award amount of 150% of the goal value.

(2) Under the AIP, Mr. Zogas was eligible to receive a maximum amount of $93,000, which was equal to 30% of $310,000, the sum of his base salary and commission target as of January 1, 2011.

Phillip Hester, Senior Vice President, Research & Development
2011 Officer Bonus Goals	% Goal Weighting	Goal Value (2)	2011 Actual Payout
1) People development(1)	20%	$19,800	$19,800
2) R&D productivity(1)	15%	$14,850	$10,890
3) Quality(1)	15%	$14,850	$5,445
4) Key product deliverables(1)	20%	$19,800	$14,850
5) Financials(1)	30%	$29,700	$37,125
Total	100%	$99,000	$88,110

(1) NI is not disclosing the specific target level with respect to this specific performance goal because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The specific performance goals were set to be a moderately difficult, or stretch goal, but not unachievable. The maximum award amount for each goal is 100% of the goal value except for goals related to revenue which have a maximum award amount of 150% of the goal value.

(2) Under the AIP, Mr. Hester was eligible to receive a maximum amount of $99,000, which was equal to 30% of $330,000, his base salary as of January 1, 2011.

In assessing performance against the objectives for each named executive participating in the AIP, NI’s President considered the actual results for 2011 against the specific deliverables associated with each objective, the extent to which the objective was a significant stretch goal for the organization, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty in achieving the desired results. Based on the foregoing factors, NI’s President recommended, and the Compensation Committee approved, a cash payment for each named executive. As set forth under the column heading “2011 Actual Payout,” the actual payouts to NI’s named executive officers ranged from 83% to 95% of the total amount they were eligible to receive under the AIP in 2011.

Sales Commission Program Applicable to Senior Vice President of Sales and Marketing.    The amount of the sales commission paid to Mr. Zogas is based on two variables: (x) NI’s actual quarterly year over year revenue growth compared to the target quarterly year over year revenue growth as set forth in the operating budget (“revenue factor”) and (y) NI’s actual quarterly operating profit compared to the target quarterly operating profit as set forth in the operating budget (the “profit factor”). The profit factor may not exceed one for the purposes of computing the commission. NI’s Board of Directors approves the operating budget which sets the target quarterly year over year revenue growth and target quarterly profit used for the purposes of calculating the actual commission payments made to Mr. Zogas. Expressed as a formula, the commission calculation for each quarter of fiscal year 2011 was as follows:

2	X	[Actual Quarterly Revenue Growth % — Target Quarterly Revenue Growth % + 20]	X	Actual Quarterly Profit %	X	$15,625
		40		Target Quarterly Profit %

NI is not disclosing the specific target levels utilized in the formula set forth above for determining Mr. Zogas’ sales commission payouts because they represent confidential information that NI does not disclose to the public and NI believes that disclosure of such information would cause it competitive harm. The specific target levels were set to be a moderately difficult, or stretch goals, but not unachievable.

Under this sales commission program, Mr. Zogas earned for 2011 an aggregate of $62,579, which represents approximately 100% of the annual target commission amount of $62,500 set by the Compensation Committee.

Discretionary Cash Bonus Program

NI maintains a discretionary cash performance bonus program under which all employees, including executives, are eligible to receive awards. NI’s President does not participate in the program. Under this program, awards are made in recognition of a special achievement by the employee. Awards under this program have ranged between $150 to almost $15,000 per award. The average award under the discretionary cash performance program in 2011 for employees was approximately $1,059. The purpose of this program is to award a specific accomplishment that is not covered by NI’s other compensation programs. The amount of the award for executives is determined by NI’s President and the amount of the award for non-executive employees is determined by the departmental supervisors.

During 2011, none of the named executives received an award under this program.

Restricted Stock Unit (RSU) Awards

Determining the Overall Level of Equity Compensation Awards. NI uses equity compensation to incentivize a significant number of its employees. In 2011, approximately 61.5% of all U.S. based regular, full-time professional employees received equity based compensation. NI’s use of stock based equity compensation for its employees is driven by NI’s goal of aligning the long-term interests of its employees with its overall performance and the interests of its stockholders. NI’s equity compensation program is also driven by NI’s desire to be sensitive to the dilutive impact that such equity compensation will have on its stockholders.

Allocation of Equity Compensation Awards.    In 2011, NI granted a total of 1,370,666 RSUs to all employees, which represented 1.1% of NI’s shares outstanding at December 31, 2011. Of such amount, a total of 60,000 RSUs were granted to NI’s named executives, representing 4.4% of all RSUs granted in 2011. RSUs granted to executives vest over a period of ten years, subject to acceleration based on NI’s performance.

A set formula for allocating RSUs to the executives as a group or to any particular executive is not utilized. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of RSUs to be granted to all participants during the year.

Timing of Equity Awards.    The Compensation Committee typically grants RSUs to executives and current employees once per year. Such grants are made at a meeting of the Compensation Committee held in the second quarter of the year. RSU grants to new employees were issued five times in 2011 at Compensation Committee meetings. NI does not have any program, plan or practice to time RSU grants in coordination with the release of material non-public information. NI does not time, nor does NI plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

Executive Equity Ownership.    NI’s President and Chief Executive Officer, Dr. Truchard, is NI’s largest stockholder. NI encourages its executives to hold a significant equity interest in NI. However, NI does not have specific share retention and ownership guidelines for its executives. NI does not permit executives to sell short its stock. NI prohibits named executives from holding NI stock in a margin account and prohibits the purchase or sale of exchange traded options on its stock by executives.

Type of Equity Awards.    Prior to 2005, the long-term equity incentive component of NI’s compensation program consisted solely of stock options. Beginning in 2005, NI began to utilize RSUs as its principal equity compensation incentive. Under the 2010 Incentive Plan, NI is permitted to issue RSUs and restricted stock but not stock options.

Service Award Program

NI maintains a service award bonus program under which all employees, including executives, are eligible to receive awards based on the number of years of continued employment with NI. NI’s President does not participate in the program. Under this program, upon achieving a five-year period of continuous employment with NI, an employee receives a cash award and a $100 dinner gift certificate, as well as other non-monetary awards such as plaque or lunch with NI’s President, Vice President of Human Resources or another NI executive. Awards under this program have historically been in the range of $100 to $1,000 in cash per award, with employees receiving $100 in cash at their 5th anniversary of service with NI and $1,000 in cash at their 10th, 15th, 20th and 25th anniversaries of service with NI.

During 2011, none of the named executives received an award under this program.

Performance Based Compensation and Financial Restatement

To date, NI has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation paid to its executives and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Change of Control Considerations

All NI executives are employed at will and do not have employment agreements, severance payment arrangements or payment arrangements that would be trigged by a merger or other change of control of NI. However, NI’s Amended and Restated 1994 Incentive Plan, 2005 Incentive Plan and 2010 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs and stock options held by executive and non-executive employees shall immediately vest in full.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of NI’s compensation programs, NI considers the anticipated accounting and tax implications to NI and its executives. In this regard, in 2005, the NI Board of Directors and Compensation Committee determined to change NI’s equity compensation program from the use of stock options to the use of RSUs in response to changes in the accounting treatment of equity awards under FASB ASC 718, Compensation – Stock Compensation (FASB ASC 718). While NI considers the applicable accounting and tax treatment, these factors alone are not dispositive, and NI also considers the cash and non-cash impact of the programs and whether a program is consistent with NI’s overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit of $1 million on the amount of compensation that NI may deduct in any one year with respect to its named executive officers, unless certain criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. NI believes that grants of RSUs under its 2005 Incentive Plan and 2010 Incentive Plan that vest solely based on the passage of time do not qualify as performance-based for purposes of satisfying the conditions of Section 162(m). In 2011, one of NI’s named executive officers received compensation in excess of the Section 162(m) limit. In general, NI has determined that it will not seek to limit executive compensation so that it is deductible under Section 162(m). From time to time, NI monitors whether it might be in its interests to structure its compensation programs to satisfy the requirements of Section 162(m). NI seeks to maintain flexibility in compensating its executives in a manner designed to promote its corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) on NI’s compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

The Compensation Committee seeks input from NI’s President and Chief Executive Officer, Dr. Truchard, when discussing the performance of, and compensation levels for executives other than himself. The Compensation Committee also works closely with Dr. Truchard and with NI’s vice president of human resources and others, as required, in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither Dr. Truchard nor any of NI’s other executives participates in deliberations relating to his own compensation.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of NI has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully Submitted,

Duy-Loan T. Le

John K. Medica

John M. Berra

* The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent that NI specifically incorporates this Compensation Committee Report by express reference therein.

Summary Compensation Table

The following table shows the total compensation paid by NI during the years ended December 31, 2011, December 31, 2010, and December 31, 2009 to its named executives:

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)		Option Awards		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
James J. Truchard (5) Chairman of the Board and President	2011 2010 2009	$1 148,333 182,500	$	— — —	$	— — —	$	— — —	$	— 39,753 —	$	— 4,643 7,962	$1 192,729 190,462

Alexander M. Davern Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	386,250 334,792 296,562		— — 1,000		774,500 — 522,750		— — —		151,674 153,099 72,169		7,560 7,560 7,650	1,319,984 545,484 495,451

Peter Zogas, Jr. Senior Vice President, Sales and Marketing	2011 2010 2009	250,000 243,708 223,562		— 1,000 —		464,700 — 156,825		— — —		197,722 221,428 83,779		7,560 7,650 7,519	919,982 473,696 471,816

Phillip D. Hester Senior Vice President, Research and Development	2011 2010 2009	332,500 318,750 10,904		— — —		619,600 — 888,900		— — —		136,994 170,711 —		7,560 210 13.08	1,096,654 489,671 899,817

(1)	These amounts reflect cash payments under NI’s discretionary cash bonus program and service award program. See “Compensation Discussion and Analysis” for a description of these programs. In 2010, Mr. Zogas received $1,000 under the service award program for having reached 25 years of employment with NI. In 2009, Mr. Davern received $1,000 under the service award program for having reached 15 years of employment with NI.

(2)	The amounts included in the table for stock awards is the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FASB ASC 718. These dollar amounts reflect NI’s accounting expense for these stock awards and may not correspond to the actual value that will be recognized by the named executives. The dollar amount recognized for financial statement reporting purposes is the aggregate grant date fair value, which is expensed monthly based on the estimated vesting period of the corresponding grant. The estimated vesting period of grants of RSUs to named executive officers is 95 months.

(3)	These amounts reflect the sum of the amounts paid to named executives under NI’s Annual Company Performance Bonus Program and AIP for 2011, 2010 and 2009, as shown in the table below. The totals for Mr. Zogas also include amounts from the Sales Commission Program in which he is the only participant among the named executives.

Named Executive Officer	Year	Annual Performance Bonus Program	AIP	Long Term Incentive Program	Sales Commission Program	Total
James J. Truchard	2011	$—	$—	$—	$—	$—
	2010	39,753	—	—	—	39,753
	2009	—	—	—	—	—
Alexander M. Davern	2011	57,822	93,852	—	—	151,674
	2010	89,724	63,375	—	—	153,099
	2009	—	72,169	—	—	72,169
Peter Zogas, Jr.	2011	46,793	88,350	—	62,579	197,722
	2010	86,226	57,171	—	78,031	221,428
	2009	—	50,105	—	33,674	83,779
Phillip D. Hester	2011	49,775	87,219	—	—	136,994
	2010	85,425	85,286	—	—	170,711
	2009	—	—	—	—	—

(4)	Represents NI contributions to the 401(k) Plan on behalf of the named executives and the full dollar value of premiums paid by NI for term life insurance on behalf of the named executives for 2011, 2010 and 2009 in the amounts shown below:

Named Executive Officer	Year	NI Contributions to 401(k) Plan	Term Life Insurance Premium Paid by NI for Benefit of the Insured	Total
James J. Truchard	2011	$—	$—	$—
	2010	4,518	125	4,643
	2009	5,475	219	5,694
Alexander M. Davern	2011	7,350	210	7,560
	2010	7,350	210	7,560
	2009	7,350	300	7,650
Peter Zogas, Jr.	2011	7,350	210	7,560
	2010	7,350	210	7,560
	2009	7,350	300	7,650
Phillip D. Hester	2011	7,350	210	7,560
	2010	—	210	210
	2009	—	13	13

Other than the foregoing, for 2009, 2010 and 2011, NI did not provide its named executives with any form of compensation that would be reportable under Item 402(c)(2)(ix) of Regulation S-K. NI does not pay or accrue cash dividends on unvested RSUs.

(5)	As an employee director, Dr. Truchard does not receive any additional compensation for his service as a director.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2011

	Grant Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (5)	Aggregate Grant Date Fair Value of Stock and Option Awards
Name		Threshold (2)	Target (3)	Maximum (4)
James J. Truchard (6)
Annual Performance Bonus Program		—	$—	$—	—	$—
Alexander M. Davern
Annual Incentive Program		—	93,852	112,500
Annual Performance Bonus Program		—	57,822	—
2010 Incentive Plan	4/20/11	—	—	—	25,000	774,500
Peter Zogas, Jr.
Annual Incentive Program		—	88,350	93,000
Annual Performance Bonus Program		—	46,793	—
Sales Commission Program (7)		—	62,579	—
2010 Incentive Plan	4/20/11	—	—	—	15,000	464,700
Phillip D. Hester
Annual Incentive Program		—	88,110	99,000
Annual Performance Bonus Program		—	49,775	—
2010 Incentive Plan	4/20/11	—	—	—	20,000	619,600

(1)	In accordance with Item 402(d)(2)(ii) of Regulation S-K, only grant dates for equity-based awards are reported in this table.

(2)	The AIP, the Annual Performance Bonus Program and Sale Commission Program do not set a threshold amount. See “Compensation Discussion and Analysis” for a description of these programs.

(3)	The AIP and the Annual Performance Bonus Program did not set target amounts. See “Compensation Discussion and Analysis” for a further description of these programs. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, the amounts included under the “Target” column represent the amounts earned in the fiscal year ended December 31, 2011 by the named executive under the AIP and the Annual Performance Bonus Program, as applicable.

(4)	The Annual Performance Bonus Program does not set maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program. The maximum amount under the AIP for Mr. Davern was determined by multiplying 0.30 by his base salary, effective as of January 1, 2011, of $375,000. The maximum amount under the AIP for Mr. Zogas was determined by multiplying 0.30 by the sum of his base salary and commission target, effective as of January 1, 2011, which totaled $310,000. The maximum amount under the AIP for Mr. Hester was determined by multiplying 0.30 by his base salary, effective as of January 1, 2011, of $330,000. See “Compensation Discussion and Analysis” for a further description of the AIP.

(5)	The RSU grants to the named executives vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, which was May 1, 2011, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. The number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% operating profit as a percent of revenue, then 10% of total number of RSUs subject to the award shall accelerate. The earliest an award may fully vest is in five years. The RSUs have a term of ten years.

(6)	Dr. Truchard does not participate in the AIP and does not receive grants of RSUs under the 2010 Incentive Plan.

(7)	The Sales Commission Program for Mr. Zogas does not include thresholds or maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

The level of salary and bonus in proportion to total compensation ranged from approximately 27% to 30% for each of the named executives in 2011, except for Dr. Truchard. Since Dr. Truchard does not receive RSU awards and has never received any grants of stock options by NI, his salary and bonus represented approximately 100% of his total compensation in 2011.

All NI employees, including executives, are employed at will and do not have employment agreements, severance payment arrangements or other payment arrangements that would be trigged by a merger or other change of control of NI. However, NI’s 2010 Incentive Plan, NI’s 2005 Incentive Plan and Amended and Restated 1994 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs and stock options held by executive and non-executive employees shall immediately vest in full.

NI has not repriced any stock options or made any material modifications to any equity-based awards to its executive officers.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units That Have Not Vested (3)
James J. Truchard	—	—	$—	—	—	—
Alexander M. Davern	29,179	821	19.90	3/24/2014
					81,442	$2,113,420
Peter Zogas, Jr.	18,000 29,181	— 819	13.41 19.90	4/16/2013 3/24/2014
					52,200	1,354,590
Phillip D. Hester	—	—	—	—
					57,486	1,491,762

(1)	These options were granted under the Amended and Restated 1994 Incentive Plan, which terminated in May 2005 except with respect to outstanding awards. These options vest as to 1/120th of the award on each monthly anniversary of the vesting commencement date, subject to acceleration based upon NI’s financial performance. The maximum amount of accelerated vesting per year based on NI’s financial performance is 10% of the total number of shares subject to the option. The actual number of shares subject to the option that can be accelerated each year based on NI’s financial performance is determined based upon the year over year percentage revenue growth and the percentage operating profit as a percent of revenue. To achieve the maximum of 10% option acceleration, NI would have to achieve 40% year over year revenue growth and 18% operating profit as a percent of revenue. The earliest an award may fully vest is in five years. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Vesting Commencement Date
Alexander M. Davern	29,179	821	$19.90	3/24/2004
Peter Zogas, Jr.	18,000	—	13.41	4/16/2003
	29,181	819	19.90	3/24/2004
Phillip D. Hester	—	—	—	—

(2)	These RSU awards were made under the 2005 Incentive Plan and vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. The number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. The earliest an award may fully vest is in five years. The RSUs have a term of ten years. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Grant Date	Vesting Commencement Date
Alexander M. Davern	25,000 27,489 9,183 7,264 5,338 7,168	4/20/2011 4/22/2009 4/25/2008 4/25/2007 4/19/2006 5/10/2005	5/1/2011 5/1/2009 5/1/2008 5/1/2007 5/1/2006 5/1/2005
Peter Zogas, Jr.	15,000 8,247 9,183 7,264 5,338 7,168	4/20/2011 4/22/2009 4/25/2008 4/25/2007 4/19/2006 5/10/2005	5/1/2011 5/1/2009 5/1/2008 5/1/2007 5/1/2006 5/1/2005
Phillip D. Hester	20,000 37,486	4/20/2011 12/16/2009	5/1/2011 5/1/2010

(3)	Amounts shown are valued at the closing price of NI’s Common Stock on December 31, 2011 of $25.95 per share.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2011

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
James J. Truchard	—	$—	—	$—
Alexander M. Davern	32,536	491,846	18,782	569,470
Peter Zogas, Jr	22,500	340,639	14,399	436,578
Phillip D. Hester	—	—	—	—

(1)	These amounts equal the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	Calculated by using the NI common stock closing price for the day immediately preceding the vesting date of May 2, 2011, which was $30.32 per share.

Pension Benefits and Nonqualified Deferred Compensation

NI does not have any pension plans, non-qualified defined contribution plans or non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

As described in the Compensation Discussion and Analysis, NI does not have employment, severance or change in control agreements with its employees, including its named executives. However, NI’s Amended and Restated 1994 Incentive Plan, 2005 Incentive Plan and 2010 Incentive Plan each provides for acceleration of all unvested stock options and RSUs, respectively, in the event of a change of control of NI or the award recipient’s death or disability (each, an “acceleration event”). A change of control under each of the Amended and Restated 1994 Incentive Plan, 2005 Incentive Plan and 2010 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors;

•	a public announcement is made of a tender or exchange offer for fifty percent (50%) or more of the outstanding voting securities of the Company;

•

the stockholders of NI approve a merger or consolidation of NI with any other corporation or partnership, unless NI stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity; or

•	the stockholders of NI approve a plan of complete liquidation of NI or an agreement for the sale or disposition by NI of all or substantially all of NI’s assets.

In the case of disability, unvested stock options under the Amended and Restated 1994 Incentive Plan may only be exercised within the six-month period following the date of disability and any award not exercised before the expiration of such period shall terminate. Unless an optionee’s legal representatives, heirs, legatees or distributee exercise outstanding awards issued under the Amended and Restated 1994 Incentive Plan in the six-month period following the date of such optionee’s death, any unexercised awards shall terminate upon the expiration of such six-month period.

In the case of unvested RSUs under the 2005 Incentive Plan and the 2010 Incentive Plan, 100% of the RSUs that have not vested as of the date of death or disability will immediately vest.

The following table shows the estimated benefits that would have been received by the named executives if an acceleration event had occurred on December 31, 2011.

Name	Stock Option Acceleration (1)	RSU Acceleration (2)	Total
James J. Truchard (3)	$—	$—	$—
Alexander M. Davern	181,500	2,113,420	2,294,920
Peter Zogas, Jr	407,161	1,354,590	1,761,751
Phillip D. Hester	—	1,491,762	1,491,762

(1)	In calculating estimated benefits from acceleration of outstanding stock option awards, NI assumed each named executive exercised all in-the-money options at $25.95 per share (the closing market price for NI’s common stock on December 31, 2011). If the exercise price for an option is above the quoted closing price of NI common stock, it has a zero value for the purpose of calculating the estimate benefit to the named executive.

(2)	The amounts represent the number of unvested RSUs multiplied by per share closing market price of NI’s common stock on December 31, 2011, which was $25.95 per share for each of the outstanding unvested RSUs held by such named executive.

(3)	Dr. Truchard has not received any stock options under the Amended and Restated 1994 Incentive Plan and did not receive grants of RSUs under the 2005 Incentive Plan or the 2010 Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires NI’s officers and directors, and persons who own more than 10% of a registered class of NI’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish NI with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, NI believes that, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied except that Mr. Zogas filed one late Form 5 with respect to two gift transactions; and each of Dr. Carlton, Ms. Le, Mr. Roesslein, Mr. Berra, and Mr. Medica filed one late Form 4 with respect to one transaction.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding options and RSUs granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under NI’s equity compensation plans as of December 31, 2011 are summarized in the following table:

Plan category	Number of shares to be issued upon exercise of outstanding options or RSUs		Weighted- average exercise price of outstanding options	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	4,738,738	(1)	$18.0708	8,644,156	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	4,738,738		$18.0708	8,644,156

(1)	Includes 1,317,216 shares to be issued upon exercise of outstanding options and 3,421,522 shares to be issued upon the vesting of outstanding RSUs.
(2)	Includes 4,964,018 shares available for future issuance under NI’s 2010 Incentive Plan and 3,680,138 shares available for future issuance under NI’s Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Donald M. Carlton, Chairman, Charles J. Roesslein, and John M. Berra. All members of the Audit Committee meet the independence requirements of the Nasdaq listing standards.

Management is responsible for NI’s internal controls and the financial reporting process. NI’s independent registered public accounting firm is responsible for performing an independent audit of NI’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of NI’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met eight times during fiscal 2011 to carry out its responsibilities. The Audit Committee regularly meets privately with NI’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.

As part of its oversight of NI’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm NI’s quarterly and audited fiscal year financial statements, including a review of NI’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of NI’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NI’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC.

AUDIT COMMITTEE

Donald M. Carlton, Chairman

Charles J. Roesslein

John M. Berra

*The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent NI specifically incorporates this Report of the Audit Committee by express reference therein.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The charter of our Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee NI’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP (“E&Y”) as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as NI’s independent registered public accounting firm since June 2005.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of NI and NI’s stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the integrated audits of NI’s annual financial statements for the fiscal years ended December 31, 2011 and 2010, for the reviews of the financial statements included in NI’s Quarterly Reports on Form 10-Q for those fiscal years, for the testing of NI’s internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002 for those fiscal years, and for statutory audits in various countries were approximately $1,200,000 and $1,145,018, respectively.

Audit-Related Fees

The aggregate fees billed for other audit-related services were $51,880 and $57,150 in 2011 and 2010, respectively. The services rendered related primarily to the audit of NI’s benefit plans.

Tax Fees

The aggregate fees billed for professional tax services rendered for 2011 and 2010 were approximately $106,820 and $120,514, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

There were no fees billed for other services for 2011 or 2010.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all services provided by NI’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. During 2011, the Audit Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y. E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the selection of E&Y as NI’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS NI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CODE OF ETHICS

In February 2012, NI’s Board of Directors adopted a Code of Ethics (“Code”) that applies to all directors and employees, including NI’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code incorporated several corporate policies which had been in effect since 1994. The Code is available on NI’s website at www.ni.com/nati/corporategovernance/code_of_ethics.htm. NI intends to disclose future amendments to provisions of the Code, or waivers of such provisions granted to executive officers, on NI’s website within four business days following the date of such amendment or waiver.

OTHER MATTERS

NI knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David G. Hugley

Secretary

Austin, Texas

March 28, 2012

Exhibit A

COMPANIES FROM RADFORD SURVEY INFORMATION

UTILIZED BY NATIONAL INSTRUMENTS CORPORATION

ACXIOM	INFORMATICA

ADTRAN	INTEGRATED DEVICE TECHNOLOGY

AKAMAI TECHNOLOGIES	INTERMEC

AMERICAN MEDICAL SYSTEMS	INTERNATIONAL RECTIFIER

ARM	INTERSIL

ARRIS GROUP	INTUITIVE SURGICAL

AVID TECHNOLOGY	JACK HENRY AND ASSOCIATES

CADENCE DESIGN SYSTEMS	JDS UNIPHASE

CALLAWAY GOLF	KULICKE AND SOFFA

CIBER	LINEAR TECHNOLOGY

CLEARWIRE	MACDONALD DETTWILER & ASSOCIATES

COHERENT	MENTOR GRAPHICS

COINSTAR	MICROCHIP TECHNOLOGY

CREE	MISYS

CSG SYSTEMS	MITEL NETWORKS

CUBIC CORPORATION	MONSTER WORLDWIDE

CYPRESS SEMICONDUCTOR	MPHASIS LIMITED

DOLBY LABORATORIES	MULTI-FINELINE ELECTRONIX

DREAMWORKS ANIMATION	NATIONAL SEMICONDUCTOR

EARTHLINK	NOVELLUS SYSTEMS

EDWARDS LIFESCIENCES	NUANCE COMMUNICATIONS

ELECTRONICS FOR IMAGING	OMNIVISION TECHNOLOGIES

EMDEON	OPEN TEXT

EQUINIX	ORBITAL SCIENCES

F5 NETWORKS	ORBITZ WORLDWIDE

FEDERAL SIGNAL	PLANTRONICS

FEI COMPANY	POLYCOM

FINISAR	POWERWAVE TECHNOLOGIES

FLIR SYSTEMS	QLOGIC

GENPACT	QUANTUM

HAEMONETICS	QUEST SOFTWARE

HEALTHWAYS	RED HAT

HUGHES NETWORK SYSTEMS	RESMED

ICF INTERNATIONAL	RF MICRO DEVICES

ILLUMINA	SKYWORKS SOLUTIONS

A-1

SPANSION	TRIQUINT SEMICONDUCTOR

STREAM	TTM TECHNOLOGIES

SVB FINANCIAL GROUP	TW TELECOM

SYNAPTICS	UNITED ONLINE

SYNOPSYS	VARIAN SEMICONDUCTOR EQUIPMENT

TAKE-TWO INTERACTIVE SOFTWARE	VERIFONE

TECH MAHINDRA	VERIGY

THE COOPER COMPANIES	VERISIGN

THE PMI GROUP	VIASAT

THQ	VONAGE

TIBCO SOFTWARE	WMS

TRIMBLE NAVIGATION	ZEBRA TECHNOLOGIES

A-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # g	000000000000
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:          ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	Duy-Loan T. Le 02 Charles J. Roesslein
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2012.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

Proxy National Instruments Corporation 2012 Annual Meeting of Stockholders May 8, 2012
This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“NI”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholder and Proxy Statement, each dated March 28, 2012, and the 2011 Annual Report to Stockholders and hereby appoints James J. Truchard and Jeffrey L. Kodosky, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 8, 2012 at 9:00 a.m. local time, at the Company’s headquarters at 11500 North Mopac Expressway, Building C, Austin, Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS NI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side